Exhibit 99.1

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Debbie Simock – (509) 495-4174 debbie.simock@avistacorp.com
Jason Lang – (509) 495-2930 jason.lang@avistacorp.com
Avista 24/7 Media Access (509) 495-4174

Avista Corp. Names Marian Durkin Senior Vice President and General Counsel

Durkin will join Avista on Aug. 1

SPOKANE, Wash. – June 21, 2005, 5:30 a.m. PDT: Avista Corp. (NYSE: AVA) has named Marian Durkin as senior vice president and general counsel, effective Aug. 1.

Durkin, 51, joins Avista from United Air Lines, Inc., in Chicago, Ill., where she most recently served as vice president deputy general counsel and assistant secretary.

Durkin will be the chief legal officer for Avista Corp. and will provide legal counsel and guidance to the Board of Directors and officers on legal matters relevant to the company and its subsidiaries.

“Marian promises to be an outstanding addition to our leadership team. She brings an impressive background and a wealth of experience to this position. Marian is well respected for her expertise and strategic capability in the areas of negotiations, labor management, litigation, corporate governance, and merger and acquisitions. Her capabilities will provide tremendous value to our company in the years to come,” said Gary G. Ely, board chairman, president and chief executive officer for Avista Corp.

“I’m looking forward to this new opportunity with Avista, and I’m pleased to be joining such a well-respected company with a well-earned reputation for creativity and innovation,” Durkin said.

Prior to joining United where she held several legal positions during her 10 years with the company, Durkin was a partner in the Minneapolis, Minn., law firm of Briggs and Morgan, P.A.

Durkin, a native of Narbeth, Penn., earned both a law degree and a master’s of law degree in taxation from William Mitchell College of Law in Saint Paul, Minn. She earned a bachelor’s degree in political science from Manhattanville College in Purchase, N.Y.

Durkin is active in a number of community organizations and is a frequent lecturer at legal conferences. She has also served as an adjunct professor at William Mitchell College of Law and is a member of both the Minnesota and Illinois Bars.

Durkin and her husband, Terry, are the parents of two children.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides service to 330,000 electric and 285,000 natural gas customers in three western states. Avista’s non-regulated subsidiaries include Avista Advantage (www.avistaadvantage.com) and Avista Energy (www.avistaenergy.com). Avista Corp.’s stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

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